For Information Contact:
Maureen Crystal
Tel: 703.707.6777
E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Solid Second Quarter 2008 Financial Results
•	Revenue up 44% to $96 million
•	Organic growth of 10.3%
•	Operating income up 52% to $7.3 million
•	Operating margin of 7.6%

RESTON, Va. -- BUSINESS WIRE – July 29, 2008 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology (IT), engineering, and professional services and solutions to U.S. federal government agencies, announced today results for the second quarter of 2008. The table below is a summary of our financial results:
	Q2: 2008	YTD: 2008
Revenue	$96.3 million	$187.8 million
Operating income	$7.3 million	$13.9 million
Operating margin	7.6%	7.4%
Net income	$4.1 million	$7.7 million
Diluted EPS (GAAP)	$0.30	$0.57

Reported Results
For the second quarter of 2008, NCI reported revenue of $96.3 million compared to $66.7 million for the second quarter of 2007. This represents a growth rate of approximately 44%, and an organic revenue growth rate of 10%. Operating income for the second quarter of 2008 was $7.3 million, compared to $4.8 million for the second quarter of 2007. Operating margin was 7.6% for the second quarter of 2008, compared to 7.2% to the second quarter of 2007. Net income for the second quarter was $4.1 million, compared to $3.0 million for the same period in 2007. Diluted earnings per share for the second quarter were $0.30, compared to $0.22 per share for the comparable period in 2007. The effective tax rate for the second quarter of 2008 was 39.8%. Diluted shares outstanding were approximately 13.6 million shares for the second quarter of 2008 and approximately 13.5 million for the second quarter of 2007.

For the first six months of 2008, NCI reported revenue of $187.8 million, compared to $131.0 million for the first six months of 2007. This represents a growth rate of 43% and an organic growth rate of 13%. Operating income for the first six months of 2008 was $13.9 million, or an operating margin of 7.4%, compared to $9.5 million, or an operating margin of 7.2%, for the first six months of 2007. Net income for the first six months of 2008 was $7.7 million, compared to $5.9 million for the same period in 2007. Diluted earnings per share for the first six months of 2008 were $0.57 per share, compared to $0.44 per share for the comparable period in 2007. Diluted shares outstanding were approximately 13.6 million shares for the first half of 2008 and approximately 13.5 million for the first half of 2007.

CEO Comments
Charles K. Narang, NCI’s Chairman and CEO, said, “We are pleased to report another solid quarter of improvements in our revenue, operating margin and profitability. NCI remains on target with the expectations previously outlined, and we believe that we are optimally positioned to sustain strong organic growth for the foreseeable future.”

Business Highlights
NCI’s President, Terry Glasgow, stated, “During the second quarter we continued to aggressively execute our business strategy focused on long term sustainable growth.  Second quarter awards of $67 million, combined with late first quarter awards of $146 million, fueled strong revenue growth and provides excellent visibility into our full year projections.  New business activity for the second quarter was very high, with pending new business awards totaling over $450 million at the end of the second quarter.”

Key Metrics
NCI reported total backlog for the second quarter of 2008 of $994 million, of which $156 million was funded backlog.  This compares to total backlog of $755 million at the end of the second quarter of 2007, including $137 million in funded backlog. During the second quarter of 2008, approximately 83% of revenue was from prime contracts. Time-and-materials contracts accounted for 47% of revenue, cost-plus contracts accounted for 23% of revenue, and fixed-price contracts accounted for 30% of revenue for the second quarter of 2008.  Our customer mix for the second quarter of 2008 reflects approximately 79% of revenue from the Department of Defense and Intelligence customers, approximately 17% of revenue from federal civilian agencies, and approximately 3.9% from commercial, state and local entities.

Outlook
The table below summarizes the guidance ranges for the third quarter and full year of 2008.  This outlook does not reflect the impact of any future acquisitions.

	3rd Quarter 2008	Full Year 2008
Revenue	$96 million - $100 million	$385 million - $395 million
Diluted Earnings Per Share	$0.29 - $0.31	$1.16 - $1.22

Conference Call Information
NCI, Inc.’s executive management will hold a conference call today at 5 p.m. EDT, to discuss second quarter 2008 results and answer questions.  Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international).  The confirmation code for the live call is 6284697.  The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EDT today and will remain available for a two-week period.  To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international).  The confirmation code for the replay is 6284697.  A replay webcast will also be available on NCI, Inc.’s website shortly after the conclusion of the call.

About NCI, Inc.:
NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000–certified company, NCI’s award-winning expertise encompasses areas critical to its customers’ mission objectives, including enterprise systems management; network engineering; information assurance; systems engineering and integration; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. NCI is a member of the Russell 3000 index. Headquartered in Reston, Virginia, NCI has approximately 2,300 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control.  Words such as "may,” "will,” "intends,” "should,” "expects,” "plans,” "projects,” "anticipates,” "believes,” "estimates,” "predicts,” "potential,” "continue,” or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results.  The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate existing or future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. government audits of our government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS) and/or schedule contracts with the General Services Administration; and (v) expensing of stock options; and our own ability to achieve the objectives of near term or long range business plans.

These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC) for the period ended December 31, 2007, and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenue	$96,337	$66,703	$187,838	$130,994

Operating costs and expenses:
Cost of revenue (exclusive of depreciation and amortization, shown separately below)	82,571	58,237	161,915	113,746
General and administrative expense	5,461	3,078	10,207	6,658
Depreciation and amortization	489	356	970	726
Amortization of intangible assets	483	217	806	400
Total operating costs and expenses	89,004	61,888	173,898	121,530

Operating income	7,333	4,815	13,940	9,464
Interest income	20	212	74	354
Interest expense	(603)	(58)	(1,186)	(82)

Income before income taxes	6,750	4,969	12,828	9,736
Income tax expense	2,684	1,961	5,131	3,843
Net income	$4,066	$3,008	$7,697	$5,893

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,353	13,328	13,353	13,328

Net income per share	$0.30	$0.23	$0.58	$0.44

Diluted:

Weighted average shares and equivalent shares outstanding	13,616	13,524	13,588	13,516

Net income per share	$0.30	$0.22	$0.57	$0.44

NCI, INC.

CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except per share data)

	As of June 30, 2008	As of December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,061	$109
Accounts receivable, net	93,480	88,493
Deferred tax assets	2,024	1,890
Prepaid expenses and other current assets	3,067	1,244
Total current assets	99,632	91,736

Property and equipment, net	5,003	5,120
Other assets	907	930
Deferred tax assets, net	—	20
Intangible assets, net	8,946	5,448
Goodwill	87,740	75,492
Total assets	$202,228	$178,746

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$29,377	$30,803
Accrued salaries and benefits	14,307	12,572
Other accrued expenses/liabilities	6,448	6,641
Deferred revenue	3,140	2,215
Current portion of long-term debt	—	942
Total current liabilities	53,272	53,173

Long-term debt	57,000	42,000
Other liabilities	157	217
Deferred tax liabilities, net	666	—
Deferred rent	2,838	3,115
Total liabilities	113,933	98,505

Stockholders’ equity:
Class A common stock, $0.019 par value—37,500,000 shares authorized; 8,153,416 shares issued and outstanding as of June 30, 2008 and December 31, 2007	155	155
Class B common stock, $0.019 par value—12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of June 30, 2008 and December 31, 2007	99	99
Additional paid-in capital	58,514	58,157
Retained earnings	29,527	21,830
Total stockholders’ equity	88,295	80,241

Total liabilities and stockholders’ equity	$202,228	$178,746

NCI, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(amounts in thousands)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities
Net income	$7,697	$5,893
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,776	1,126
(Gain) on sale and disposal of property and equipment	(11)	—
Non-cash stock compensation expense	356	154
Deferred income taxes	552	(77)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,987)	7,776
Prepaid expenses and other assets	(1,798)	915
Accounts payable	(1,426)	(3,774)
Accrued expenses/other current liabilities	2,105	1,682
Deferred rent	(262)	(232)
Net cash provided by operating activities	4,002	13,463

Cash flows from investing activities
Purchase of property and equipment	(847)	(443)
Proceeds from sale of property and equipment	11	—
Cash paid for acquisitions, net of cash received	(16,191)	(73,146)
Net cash used in investing activities	(17,027)	(73,589)

Cash flows from financing activities
Proceeds from line of credit, net	14,058	55,000
Principal payments under capital lease obligations	(81)	(124)
Net cash provided by (used in) financing activities	13,977	54,876

Net change in cash and cash equivalents	952	(5,250)
Cash and cash equivalents, beginning of year	109	13,930
Cash and cash equivalents, end of period	$1,061	$8,680

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$1,186	$82
Income taxes	$5,186	$3,645

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